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                                 CODE OF ETHICS
                   POLICY ON PERSONAL SECURITIES TRANSACTIONS
                                       AND
                                 INSIDER TRADING

                                o Be ethical
                                o Act Professionally
                                o Improve competency
                                o Exercise Independent Judgment

                                  Version 3.08

   V.1 INVESTMENT ADVISERS ACT OF 1940 AND INVESTMENT

I    INTRODUCTION

I.1 Code of Ethics

Wells Capital Management (WellsCap),  as a registered investment adviser, has an obligation to maintain a policy governing personal  securities  transactions and insider trading by its officers and employees. This Code of Ethics and Policy on
Personal  Securities  Transactions  and Insider Trader ("Code") is adopted under
Rule  17j-1 of the  Investment  Company  Act of 1940 and  Section  204A-1 of the
Investment  Advisers Act of 1940. This Code outlines the policies and procedures for such  activities  based on the  recognition  that a  fiduciary  relationship exists  between  WellsCap  and its  clients.  All  references  in  this  Code to employees, officers, directors, accounts, departments and clients refer to those of WellsCap.

In addition to the Code,  please refer to the policies  outlined in the Handbook for Wells Fargo Team  Members  and the Wells Fargo Code of Conduct and  Business
Ethics applicable to all Wells Fargo employees.

Acknowledgement of, and compliance with, this Code is a condition of employment.
A copy of the Code and  applicable  forms are available on  WellsCap's  intranet site: capzone.wellsfargo.com.

As an employee, you must-

     o    Be ethical
     o    Act professionally
     o    Improve competency
     o    Exercise independent judgment

To avoid conflicts of interest,  WellsCap employees,  officers and directors are required to disclose to the Compliance Group all pertinent  information  related to  reportable  accounts,  outside  business  activities,  gifts  received  from clients/vendors and other Code related information.

WellsCap Access Persons may request in writing special  circumstance  exemptions from the Code. The Code of Ethics Administrator and the Chief Compliance Officer
(CCO) will evaluate each request on an individual  basis and provide approval or denial in  writing.  WellsCap's  objective  is to take all  necessary  action to detect, prevent, and correct any and all violations of the Code.

I.2  "Access Persons"

For purposes of this Code,  all  employees,  officers and  directors of WellsCap
(including independent  contractors,  when appropriate) and specific Wells Fargo associates are considered to be "Access  Persons" and subject as a result to the policies and procedures set out in this Code. The list of Access Persons will be updated regularly but in no event less frequently than quarterly.

I.3  "Beneficial Ownership"

Personal  securities  transaction reports must include all accounts in which you have a beneficial  interest or over which you exert direct or indirect  control, including -

o    accounts of immediate family members in the same household; and
o    any other  account,  including  but not limited to those of  relatives  and friends, over which you exercise investment discretion.

Direct and indirect control and beneficial  interest may be further construed to include accounts for which an Access Person is sole owner, joint owner, trustee, co-trustee, or attorney-in-fact.

Exemptions - The CCO may exempt any Access Person with a professionally  managed account  over  which the  Access  person  has no  influence,  control or trading ability.  The request for an exemption  will be  considered if the Access Person provides a written  attestation  to the fact that he/she has given up discretion and the  adviser/professional  manager  provides the same attestation in writing for the Access  Person.  In all  transactions  involving an account for which an exemption has been granted,  the Access Person must conform to the spirit of the
Code and avoid any activity which might appear to conflict with the interests of
WellsCap clients.

II   PENALTIES

II.1 Violations of the Code

The CCO will  report  violations  of the Code  monthly to the  President  and to clients upon request.  Each Access Person must immediately report to the CCO any known or reasonably suspected violations of this Code of which he or she becomes aware.  The Code  Administrator  will gather  information  relating to potential violations and submit any cases that require  discretion or that may fall within the substantive or serious offence  category to the CCO for evaluation and final determination. The CCO may, at his/her discretion, empanel a subcommittee of the executive  management  committee to further  evaluate and make final judgment on any matter as warranted.

II.2 Penalties

Penalties  for  violation  of this  Code may be  imposed  on Access  Persons  as follows:

o    Minor Offenses -

     >>   First minor offense - Verbal warning;
     >>   Second minor offense - Written notice;
     >>   Third  minor  offense -  $1,000.00  fine to be  donated  to the Access
          Person's charity of choice*.

Minor offenses  include the following:  late submissions of or failure to submit quarterly trade reports and signed  acknowledgments  of Code of Ethics forms and certifications,

failure to request trade pre-clearance,  and conflicting  pre-clearance  request dates versus actual trade dates.

o    Substantive Offenses -

     >>   First substantive offense - Written notice;
     >>   Second  substantive  offense  -  $1,000  or  disgorgement  of  profits
          (whichever is greater) to be donated to the Access Person's charity of choice*;
     >>   Third  substantive  offense - $5000  fine or  disgorgement  of profits
          (whichever is greater) to be donated to the Access Person's charity of choice* or termination of employment and/or referral to authorities.

Substantive  offenses  include  the  following:  unauthorized  purchase/sale  of restricted  securities  outlined in the Code,  violations of seven-day blackouts and short-term trading (60-day rule).

The number of offenses is  determined  by the  cumulative  count over a 12-month period.

o    Serious Offenses -
     A Portfolio Manager trading with insider information and/or "front running"
     a client or fund that he/she  manages is  considered  a "serious  offense".
     WellsCap  will take  appropriate  steps  that may  include  termination  of employment and referral to governmental authorities for prosecution.

WellsCap  may  deviate  from the  penalties  listed  in the Code  where  the CCO determines  that a more or less  severe  penalty  is  appropriate  based  on the specific circumstances of that case. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and maintained in the Code files.

*    The fines will be made  payable to the  Access  Person's  charity of choice
     (reasonably  acceptable to Wells Fargo) and turned over to WellsCap,  which in turn will mail the donation check on behalf of the Access Person.

II.3 Dismissal and /or Referral to Authorities

Repeated  violations  of the  Code may  result  in  dismissal.  In  addition,  a violation of the law, such as fraud or insider trading, will result in immediate dismissal and referral to authorities.

III  EMPLOYEE TRADE PROCEDURES

III.1 Pre-clearance

o    All Access Persons in the firm must pre-clear  their personal  transactions in the securities specified in Section III.5 using the iTrade system. It is the responsibility of the Access Person to ensure that Compliance  receives pre-clearance requests.

o    E-mail   (FALLSCMP@wellsfargo.com)  or  telephone  requests  will  only  be accepted for those  employees who are on formal leave of absence or on PTO.
     When submitting  requests via e-mail or telephone,  at a minimum,  indicate the following

     information

     (a)  Transaction Type: BUY or SELL

     (b)  Security Name (include  coupon rate and maturity date for fixed income securities) and Ticker or CUSIP

     (c)  Share  amount to be traded and the  account  number in which the trade will occur

     (d)  Security Type: Common Stock, Options, or Bonds

o    Requests from beneficial  account holders outside the firm must be made via the appropriate Access Person (i.e., spouse, family member who is an Access
     Person).  The  Compliance  Group will not accept  requests from  non-Access
     Persons.

o    Requests may be submitted  from 4:00 am (Pacific)  until an hour before the market closes for the day,  however,  requests will be processed  beginning
     7:00 am  (Pacific).  Barring any problems with systems  access (i.e.,  SEI,
     CRD) or other unusual  circumstances,  responses will be made no later than one hour from receipt of the request.

o    Pre-cleared  trades  are  valid  for the same day for up to the  amount  of shares  requested for a specific  account.  Additional  amount of shares or trades for a different  account  will require an  additional  pre-clearance request. No exceptions.

o    Pre-clearance  does not eliminate the  possibility of a potential  conflict appearing after the execution of an employee trade. Trades will be screened for blackout violations and other conflicts, but quarter end review of each personal trade may reveal  conflicts  which the  pre-clearance  process was unable to detect.

o    The use of the electronic systems ensures that each  pre-clearance  request is  date-stamped,  and it is the  responsibility  of each Access  Person to ensure  that the  pre-clearance  request  has  been  received  by  WellsCap
     Compliance.

CERTAIN PERSONAL SECURITIES  TRANSACTIONS SHOULD BE REPORTED WHETHER PRE-CLEARED
OR NOT (SEE SECTION III.5 FOR DETAILS).

III.2 Trade Reports

o    Quarterly Trade Reports which list personal securities transactions for the quarter  must be  submitted  by Access  Persons  no later than the 30th day after the end of each calendar  quarter.  This 30-day deadline is a federal requirement and includes weekends and holidays.  If the 30th day falls on a weekend  or a  holiday,  the  report is due the  business  day  immediately preceding this deadline.

o    Quarterly  Trade Reports must be submitted using the Quarterly Trade Report form to WellsCap Compliance,  either via email (to FALLSCMP@wellsfargo.com)
     or via MAC  (N9882-027).  If there are no  activities  for the  quarter,  a report indicating such is still required to be submitted.

o    Compliance will request  duplicate copies of trades confirms and monthly or quarterly brokerage account statements to be forwarded to Compliance.  If a broker is unable to directly send duplicate  copies,  or if Compliance does not receive the statements the Access Person is responsible  for submitting the required documentation with the Quarterly Trade Report.

o    When opening or closing  brokerage  accounts,  please notify  Compliance in writing  (quarterly)  by using the  Acknowledgment  of Reportable  Accounts form.

Forms  relating  to  the  Code  are  available  in  WellsCap's   intranet  site:
capzone.wellsfargo.com.

III.3 Personal Securities Transactions - Equity Portfolio Managers

In addition to  pre-clearance  by the Compliance  Group,  prior approval must be obtained from the CCO if an Equity Portfolio  Manager request to sell a security in his/her personal account when:

o    The same security is held in the equity  portfolio that is directly managed by the Portfolio Manager; or

o    The  Portfolio  Manager  is  purchasing  the same  security  for an  equity portfolio for which he/she makes investment decisions.

WellsCap Compliance will review  pre-clearance  requests for purchases and sales of securities  that are common between  personal  holdings and equity  portfolio holdings directly managed by the Portfolio Manager. Pre-clearance trades will be screened for blackout violations,  front-running,  other  conflicts/trends,  and
60-day rule violations.

III.4 Post-review

WellsCap  Compliance  will  match any  broker  confirms/statements  received  to pre-clearance  requests.  Discrepancies will be documented and may be subject to censures, as outlined in the PENALTIES section of this Code.

Access Person transactions will also be screened for the following:

o    Same day trades:  Transaction  occurring on the same day as the purchase or sale of the same security in a managed account (For all securities).

o    -7-day  Blackout  period:  Transactions  up to and including seven calendar days before and after the  purchase  and/or sale of the same  security in a managed  account  as  described  in Sec  IV.3 of the Code  (For  non-S&P500 securities).

o    Short-term  trading:  The purchase  and sale,  and sale and purchase of the same security  within 60 days.  Access Persons are responsible for ensuring that the 60-day rule is observed when sale requests are made for securities previously purchased, or vice versa.

o    Front  running:  Trading  ahead of, or  "front-running,"  a client or Wells
     Fargo mutual fund order in the same security; or taking a position in stock index  futures or options  contracts  prior to buying or selling a block or
     securities  for  a  client  or  proprietary   mutual  fund  account  (i.e.,
     self-front running).

Other potential  conflicts:  Certain transactions may also be deemed in conflict with  the  Code  and  warrant  additional  review  depending  on the  facts  and circumstances of the transaction.

III.5 Pre-Clearance and Reporting Requirements

Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude  securities  that appear to present little  opportunity  for improper trading. The five exceptions are:

     1)   Transactions  and holdings in direct  obligations of the United States
          Government
     2)   Money Market  Instruments - bankers  acceptances,  bank  certificates,
          commercial  paper,   repurchase  agreements  and  other  high  quality
          short-term debt instruments
     3)   Shares of Money Market Funds
     4)   Transactions and holdings in shares of non-proprietary mutual funds or sub-advised funds
     5)   Transactions  of  units  of  a  unit  investment  trust  if  the  unit investment trust is invested exclusively in unaffiliated mutual fund

The table below indicates pre-clearance and reporting requirements. Requirements for all other security type transactions must be checked with Compliance.

Security Type                       Pre-Clearance              Qtrly
                                                              Reporting
Equity transactions (1)             Yes                       Yes
Fixed Inc transactions (6)          Yes                       Yes
Wells Fargo stock(4)                No                        Yes
Open-end non-proprietary MF         No                        No
Wells Fargo MF and
MFsub-advised by
WellsCap (2)                        No                        Yes
Close-end MF                        Yes                       Yes
ETFs (open-end and UIT)             No                        Yes
US Tsy/Agencies                     No                        No
Holders (5)                         Yes                       Yes
Short term/cash equiv.              No                        No
SPP/DRIPs                           No                        Yes
Employee 401K (3)                   No                        Yes
Private funds managed               No                        Yes
by WellsCap

(1)Including options.
(2)Reporting excludes money market funds.
(3)Requires only reporting changes in investment options
(4)Excluding 401K plans.
(5)Required only when selling a specific security from the holders group
(6)Municipal bonds rated A or higher do not need to be pre-cleared.

III.6 Confidentiality

All  reports  of  personal  securities  transactions,  holdings  and  any  other information  filed  pursuant to this Code will be kept  CONFIDENTIAL,  provided, however that such information is also subject to review by appropriate  WellsCap
personnel   (Compliance  and/or  Senior  Management)  and  legal  counsel.  Such information  will also be provided to the  Securities  and  Exchange  Commission
("SEC") or other government  authority when properly  requested or pursuant to a court order.

III.7 Acknowledgement of Reportable Accounts

All Access Persons are required to submit a list of all  reportable  accounts as required by the Code at the time of hire.  Reportable accounts are all brokerage accounts,  plus any

account capable of holding Wells Fargo Funds or Wells Fargo  sub-advised  funds.
In addition,  Access Persons are  responsible for ensuring that any newly opened or closed accounts are communicated to Compliance by the end of the quarter. For reporting purposes, complete the Acknowledgment of Reportable Accounts form.

III.8 Initial and Annual Holdings Report

All Access  Persons  are  required  to report all  activity  in their  brokerage accounts,  including 401k accounts and a statement of holdings,  including Wells
Fargo mutual fund  accounts  and Wells Fargo  sub-advised  mutual fund  accounts
(subject to Code  requirements)  within 10 days of start date and annually.  The initial and annual  holdings  reports must be current as of a date not more than
45 days prior to the individual  becoming an access person  (initial  report) or the date the  report is  submitted  (annual  report).  A broker  statement  will suffice in lieu of a  separate  initial or annual  holdings  report.  The Access
Person is responsible for ensuring that Compliance  receives duplicate copies of statements and/or confirms if those are sent directly by the brokers.

IV   RESTRICTIONS

The following are WellsCap's restrictions on personal trading:

IV.1 Restricted Securities

Restricted Securities

     SECURITY TYPE            PURCHASE                    SALE
----------------------------------------------------------------------------------------------------
A.  S&P500 stocks          PERMITTED                     PERMITTED ,

                        >>   Subject to same day              subject to the following:
                             blackout during execution    >>  Same-day blackout during
                             of client trades (except         execution of client trades
                             trades). Must pre-clear.         (except program trades).
                                                         Must pre-clear.

                                                          >>  For equity fund manager,
                                                              approval is required.
                                                              Refer to Section III.3.
----------------------------------------------------------------------------------------------------
B.  Any security           PERMITTED                      PERMITTED, subject to the following:
    not included in     >>   Subject to pre-clearance     >>  Pre-clearance requirements.
    the S&P500 above         requirements.                >>  For equity fund manager, approval
                                                              is required.  Refer to Section III.3.

----------------------------------------------------------------------------------------------------

C.  Automatic investment   PERMITTED                      PERMITTED
    programs or direct   >>  Subject to Code of Ethics    >>  Subject to Code of Ethics preclearance
    stock purchase plans     reporting requirements.          requirements.

----------------------------------------------------------------------------------------------------

D.  Initial Public         PROHIBITED                     PERMITTED, only
    Offerings (IPOs)
   (An IPO is corporation's                               >>  If security held prior to Wells Capital
    first offering of a                                       employment and/or version 9.99 of the
    security representing                                     Code, sales subject to pre-clearance
    shares of the company                                     requirements.
     to the public)

---------------------------------------------------------------------------------------------------

E.  Private Placements   >>  Private placements issued    >> Private placements issued by a client
                             by a client are prohibited.     are prohibited.
                             All other private placements    All other private placements must be
                             must be approved and            approved and reviewed by Compliance
                             reviewed by Compliance and      and the Chief  Investment Officer/
                             the Chief  Investment           President.
                             Officer/ President.

----------------------------------------------------------------------------------------------------

G.  Options (other than      PROHIBITED                   PROHIBITED
    employee stock options),
    puts, calls, short sales,
    futures contracts or
    other similar  transactions
    involving securities
    issued by Wells Fargo
    & Company

---------------------------------- -----------------------------------------------------------------

IV.2 Short-Term Trading (60 Day Trading Rule)

Mutual Funds/DIFs

Due to the  appearance of potential  conflicts of interest  and/or  impropriety, short term trading (the  purchase and sale,  and the sale and  purchase,  of the same  shares)  in mutual  funds/DIFs  managed/sub-advised  by  WellsCap  will be strictly prohibited. An exemption from such prohibition must be submitted to the
Administrator  in  writing.  Approval  for an  exemption  must be granted by the
Administrator and the mutual fund company's Chief Compliance Officer.

Securities Trading

The purchase and sale, and the sale and purchase, of the same security within 60 calendar days will be considered short-term trading.

o    This restriction applies without regard to tax lot considerations;

o    For purposes of determining whether a sale of securities results in a loss, the lowest  price paid on a  conflicting  buy will be the highest  price at which the shares may be sold for this exception;

o    For purposes of determining  whether a purchase of securities  results in a loss, the highest price  received on a conflicting  sale will be the lowest price at which new shares may be purchased for this exception;

o    Exercised  options  are not  restricted,  however,  purchases  and sales of options occurring within 60 days are PROHIBITED;

o    Exceptions  require advance written approval from the  Administrator or the
     CCO.

*Profits  from any sale and  purchase,  or the  purchase  and sale,  of the same security  before the 60-day  period  expires will be reversed or unwound,  or if such is  impractical,  the profits must be disgorged and distributed in a manner determined by the Administrator and the CCO.

IV.3 Blackout Periods

For securities in the S&P 500 stocks, a same-day  firm-wide  blackout will apply if the issue is being  traded  on  behalf of a client at the time the  pre-clear request is made.  The blackout  will not apply to program  trades of  securities held within WellsCap-managed accounts.

All other issues are subject to a seven-day  firm-wide blackout period if traded on behalf of  WellsCap-managed  funds  (Mutual  funds,  DIFs,  Collectives)  and
WellsCap-managed accounts.

                                       10

Blackout periods apply to both buy and sell transactions.

IV.4 Insider Trading

The  information  provided  below is intended to provide  Access  Persons with a brief  background  and guidance on insider  trading.  The terms and  definitions included  below should not be construed as a complete  list, but rather a sample of basic terms all Access Persons should be aware of regarding insider trading.

Insider Trading Defined
The law  generally  defines  insider  trading  as the  buying  or  selling  of a security,  in  breach  of  fiduciary  duty or other  relationship  of trust  and confidence,  while in possession of material,  non-public  information.  Insider trading is a  violation  of federal  securities  laws,  punishable  by a maximum prison  term of 10 years and fines of up to $1 million  for the  individual  and
$2.5 million for the firm.

Material Information Defined
Material  information  is any  information  that  a  reasonable  investor  would consider  important in making a decision to buy, hold, or sell  securities.  Any information that could be expected to affect a company's stock price, whether it is  positive  or  negative,  should be  considered  material.  Some  examples of information that ordinarily would be regarded as material are:

     o    Projections of future earnings or losses, or other earnings guidance;

     o    Earnings that are inconsistent with the consensus  expectations of the investment community;

     o    Financial or key  operating  data for  significant  operations or each business segment;

     o    A pending or proposed merger, acquisition or tender offer;

     o    A pending or proposed  acquisition  or  disposition  of a  significant asset;

     o    A change in dividend  policy,  the declaration of a stock split, or an offering of additional securities;

     o    A change in executive management;

     o    Development of a significant new product or process;

     o    The existence of severe liquidity problems;

     o    The gain or loss of a significant customer or supplier.

When Information is Public
If you are aware of material non-public information, you may not trade until the information  has been  disclosed  broadly to the  marketplace  (such as by press release or an SEC  filing) and the  investing  public has had time to absorb the information  fully. To avoid the appearance of  impropriety,  as a general rule, information should not be considered fully absorbed by the marketplace until the second  business  day after the  information  is released.  If, for  example,  a company were to make an  announcement  on a Monday,  you should not trade in the company's securities until Wednesday.  If an announcement were made on a Friday,
Tuesday generally would be the first eligible trading day.

                                       11

Tipping
Tipping of material,  non-public  information  is  PROHIBITED.  An Access Person cannot trade,  either personally or on behalf of others,  while in possession of such information.  The insider trading policy also applies to an Access Person's family  members who reside with the Access  Person,  and any  accounts  that are directed by you or are subject to your influence or control.

Front-running
Front  running  is  trading  on the  basis of  material  non-public  information regarding impending market transactions.

o    Trading ahead of, or  "front-running,"  a client or Wells Fargo mutual fund order in the same security; or

o    Taking a position  in stock  index  futures or options  contracts  prior to buying or selling a block or securities for a client or proprietary  mutual fund account (i.e., self-front running).

Scalping
When an Access  Person  purchases  shares of a security  for his/her own account shortly before recommending or buying that security for long-term  investment to a client and then immediately  selling the shares at profit upon the rise in the market price following execution of the recommendation.

WellsCap's Insider Trading Policy
Access  Persons  who are  aware  of  material  non-public  information  may not, directly or through  family  members or other  persons or entities,  buy or sell securities,  or engage in any other  action to take  personal  advantage of that information,  or pass  that  information  on to  others,  including  family  and friends,  until  the  information  becomes  public  or  is no  longer  material.
Transactions  that may be necessary or justifiable for  independent  reasons are not exempt from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, the appearance of an improper transaction must be avoided  to  preserve  WellsCap's  reputation  for  adhering  to the  highest standards of conduct.

Therefore,  All Access Persons are expected to consider the possible  appearance of  impropriety  or  potential  conflict  of  interest  to  WellsCap's  clients'
interests.  Access Persons should  consider that an outside entity  scrutinizing
WellsCap's transactions will do so after the fact with the benefit of hindsight.
As a practical  matter,  before  engaging in any permitted  transaction,  Access
Persons  should  also  carefully  consider  if the  transaction  would  have the appearance of impropriety to WellsCap's clients and/or regulators.

IV.5 Market Timing

WellsCap  prohibits  late  trading  and does not  engage in market  timing  when trading in mutual fund shares on behalf of its clients.

                                       12

IV.6 Gifts

WellsCap, as a policy, follows Wells Fargo Bank's policy regarding gifts. Please refer to WFB Employee Handbook for requirements.  WellsCap also maintains a gift and entertainment guideline available for review on Capzone.

IV.7 Outside Business and Employment Activities

With the exception of a sole proprietorship or family-owned small business,  you may not accept a position as an employee,  director,  trustee, officer, owner or general partner of any outside business  organized for profit without  obtaining approval from Compliance.  Compliance may consider a series of factors including your supervisor's consent to the outside business activities.  Any approval from
Compliance  may be  reviewed  from time to time and may be  withdrawn  if in the judgment of the Chief Compliance  Officer,  such outside activity conflicts with
WellsCap's objectives.

If approval is granted, it will be contingent on the following factors:

o    You have no  involvement  on  behalf  of Wells  Fargo  in the  approval  or management of credit,  purchases or other  business  transactions  with the for-profit business;

o    It is at all times made clear that you are not serving at the  direction or request of Wells Fargo; and

o    You understand  the  challenges  and risks of the outside  position and are alert for actual or potential conflicts of interest.

Approval to serve as a director of a publicly held  corporation must be obtained from the Chief Compliance Officer of WellsCap and the Chief Executive Officer of
Wells Fargo & Company.

In addition to this Code, WellsCap, as a policy, follows Wells Fargo & Company's
Code of Ethics which contains a policy regarding directorships and other outside employment. Please refer to the Handbook for Wells Fargo Team Members.

IV.8 Political Contributions

WellsCap  follows  Wells Fargo & Company's  Code of Ethics  regarding  political contributions.  Individual political  contributions are not restricted per Wells
Fargo & Company Code of Ethics.  However, Access Persons should take due care to clarify that the contributions are made on an individual basis and not on behalf of WellsCap or Wells  Fargo.  Please  refer to the Handbook for Wells Fargo Team
Members for additional information.

IV.8 Purchases and Sales of Securities Issued by Wells Fargo

WellsCap follows Wells Fargo & Company's policy regarding  securities  issued by
Wells Fargo & Company.  No  pre-clearance  is required for securities  issued by
Wells Fargo &

                                       13

Company; however,  quarterly reporting of purchases and sales of such securities is required.

Investments in Wells Fargo options (other than employee  stock  options),  puts, calls, short sales,  futures contracts or other similar  transactions  involving securities issued by Wells Fargo & Company are prohibited.

IV.9 Wells Fargo Mutual Funds

Mutual Fund Holdings

Access Persons are required to report Wells Fargo mutual fund holdings and other mutual funds subadvised by WellsCap.

Mutual Fund Transactions
On a quarterly  basis,  Access  Persons are required to report any  purchases or sales of Wells Fargo mutual funds and other mutual funds subadvised by WellsCap.
Money market funds are excluded from quarterly reporting.

Employee 401K Plans

Access  Persons are required to report  investment  option changes for their own and spouse 401K plans.

60 Days Holding Period

Access  Persons are  required to hold Wells Fargo  mutual funds and other mutual funds subadvised by WellsCap for 60 days. Money market funds are excluded.

V    REGULATORY REQUIREMENTS

V.1  Investment Advisers Act of 1940 and Investment Company Act of 1940

The SEC  considers it a violation  of general  antifraud  provisions  of federal securities  laws whenever an adviser,  such as WellsCap,  engages in fraudulent, deceptive or manipulative  conduct. As a fiduiary with responsibility for client assets, WellsCap cannot engage in activities, which would result in conflicts of interests  (for  example,  "front-running,"  scalping,  or favoring  proprietary accounts over those of the clients').

V.2 Regulatory Censures

The  SEC  can  censure,  place  limitations  on the  activities,  functions,  or operations of, suspend for a period not exceeding twelve months,  or even revoke the registration of any investment adviser based on a:

>>   Failure  reasonably to supervise,  with a view to preventing  violations of the provisions of the federal  securities laws, an employee or a supervised person who commits such a violation.

                                       14

>>   However, no supervisor or manager shall be deemed to have failed reasonably to supervise any person, if

     (a)  there have been established procedures, and a system for applying such procedures,  which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person and

     (b)  such  supervisor or manager has  reasonably  discharged the duties and obligations  incumbent  upon him/her by reason of such  procedures and systems without  reasonable  cause to believe that such procedures and system were not being complied with.

                                       15

VI   ACKNOWLEDGMENT AND CERTIFICATION

I certify that I have received, read, understood and recognize that I am subject to Wells Capital  Management's Code of Ethics and Policy on Personal  Securities
Transactions  and  Insider  Trading.  This Code is in  addition to Wells Fargo &
Company's policy on Business Conduct and Ethics applicable to all employees,  as outlined in the Employee Handbook.

In addition to certifying that I will provide complete and accurate reporting as required  by the Code and have  complied  with  all  requirements  of the  Wells
Capital Management Code, I certify that I will not:

Execute any prohibited purchases and/or sales, directly or indirectly,  that are outside those permitted by the Code;

Employ any device,  scheme or artifice to defraud  Wells  Fargo,  Wells  Capital
Management, or any company;

Engage in any act,  practice  or  course of  business  which  operates  or would operate as a fraud or deceit upon Wells Fargo,  Wells Capital  Management or any company; or

Make any untrue  statement of a material  fact, or omit to state a material fact necessary in order to make the statements,  in light of the circumstances  under which they are made, not misleading;

Engage in any manipulative  practice with respect to Wells Fargo,  Wells Capital
Management or any company;

Trade on inside information;

Trade ahead of or front-run any transactions for WellsCap managed accounts;

Trade without obtaining the necessary pre-clearance.

I understand  that it is a violation of the Investment  Advisers Act of 1940 and the  Investment  Company  Act of 1940 to fail to submit a record of my  personal securities transactions within 10 calendar days of quarter-end.

I  understand  that,  as an  employee  of  Wells  Capital  Management,  it is my responsibility  to  submit  a list of all  reportable  accounts  in which I have
beneficial   ownership/   interest   or  control   (as  defined  in  the  Code).
Additionally,  I will notify Wells Capital Management Compliance upon opening or closing brokerage accounts quarterly.

Any exceptions, where applicable, are noted as follows:

_______________________________________________________________________________
_______________________________________________________________________________

___________________________                                     ________________
Signature                                                       Date

___________________________
NAME (Print)

                                       16

VII  FREQUENTLY ASKED QUESTIONS (FAQs)

     1.   Who should I submit  pre-clearance  requests  to,  what is the minimum information  required,  and  what  are the  hours  for  submission  of requests?

          All pre-clearance requests should be submitted through iTrade.

          In the event you do hot have access to iTrade,  pre-clearance requests should  be  submitted,  via  email,  to  FALLSCMP@wellsfargo.com.  For specific questions or concerns regarding the Code, you may direct your
          inquiries   to   Mai   Shiver,    our   Chief    Compliance    Officer
          (mai.shiver@wellscap.com or 415/222-9099)

          At a  minimum,  indicate  whether  the  request  is for a BUY or SELL, include  the name and ticker  symbol of the  security/securities,  the share amount to be traded,  and the account  number in which the trade will occur.

          Requests can be  submitted  beginning  4:00 am (Pacific)  and no later than an hour  before  the close of the equity  markets.  Pre-clearance requests will be processed  beginning  7:00 am (Pacific).  Pre-cleared requests are only good for the day.

     2.   What is the submission deadline for Quarterly Trade Report?

          Quarterly Trade Reports are due 30 calendar days after the end of each quarter.  If the 30th day falls on a weekend or a holiday,  the report is due the business  day  preceding  the weekend or the  holiday.  The
          30-day deadline is a regulatory  requirement.  Access Persons can also complete and submit the Trade Report to  Compliance  when the trade is executed without waiting for quarter end to ensure timely submission.

     3.   Why are  duplicate  copies of confirms  and  statements  submitted  to
          Compliance? Would the Quarterly Report and pre-clear requests suffice?

          This is a  regulatory  requirement  from a report  issued by the SEC's
          Division of Investment  Management  (IM).  The IM Report,  among other things,  enlisted  the NASD to adopt a rule  requiring  its members to notify a fund or an investment adviser whenever an Access Person opens an account  with an  NASD-member  broker.  Upon request of the fund or adviser, the member broker is required to transmit duplicate copies of the Access Person's trade confirms and account statements.

     4.   Why is a Quarterly  Trade  Report  required if  duplicate  confirms or statements are already received from brokers?

          WellsCap  as  investment   adviser  is  required  to  obtain  personal
          securities  transaction  information from all Access Persons. In order to ensure  compliance with the law, our policy requires Access Persons to  complete  the  quarterly  reports in case that  WellsCap  have not received  your  brokers'  statement or  confirmations  timely.  Access
          Persons do not need to  complete a quarterly  trade  report if: 1) the
          Access Person provides a website printout of transaction  history from the broker or 2) the Access  Person  confirms  with  Compliance  every quarter  that we have your  broker  statements  within  30 days  after quarter end.

     5.   What is the 60-day rule and is it a regulatory requirement?

          The 60-day rule  prohibits  Access  Persons  from  profiting  from the purchase and sale, and short sale and purchase, of the same securities within 60-days.

                                       17

          This is not an SEC requirement but a taskforce guideline instituted by
          the  Investment   Company   Institute   (ICI),   the   self-regulating
          organization  for the mutual fund industry.  Similarly,  GIPS also has recommended restrictions along the same lines. Because the mutual fund board  approves  our Code of  Ethics  and  expects  us to  follow  the taskforce guidelines from the ICI/GIPS,  we are closely bound by those restrictions.

     6.   What is the pre-clearance policy on option transactions?

          Purchase   and  Sales  of  option   contracts   are   subject  to  the
          pre-clearance  requirements.   When  approved  options  are  exercised
          automatically  (i.e.  Access  Persons  have no  control  over when the options are exercised), pre-clearance is not required. However, if the
          Access  Persons  choose to  exercise  the  options,  pre-clearance  is required and will be approved on a case-by case basis.  The  objective is to avoid any  appearance  of conflicts of interest,  especially  in instances when the same security is being executed for managed funds.

     7.   What types of trust  accounts does an Access Person need to report and pre-clear?

          All Access Persons must report  securities for the following  types of trust accounts  (Note:  Access Persons must also pre-clear  securities for the account types listed below.):

          A.   A trust  account  for which the Access  Person is a  trustee,  or beneficiary  and has  both  investment  control  and a  pecuniary interest;

          B.   A trust account for which the Access Person is a trustee that has investment  control and at least one  beneficiary of the trust is the trustee's immediate family member (whether they live with the trustee or not);

          C.   A trust  account  for which the Access  Person is a trustee  that receives a performance-related fee from the trust;

          D.   A trust account for which the Access Person is a settlor that has both the power to revoke the trust without the consent of another person and investment control.

          Note: Access Persons do not need to report the following:

          (1)  A trust account for which the Access Person is a trustee that has investment  control but  neither  the  trustee nor the  trustee's immediate  family  member  (whether they live with the trustee or not) has any pecuniary interest;

          (2)  A trust account for which the Access Person is a beneficiary or a settlor  that  does  not  exercise  or share  investment  control
               (including a blind trust).

     8.   If an Access  Person has a  financial  planner or  consultant  who has investment  control over his/her accounts;  does he/she need to report
          such  accounts?   Does  the  Access  Person's   financial  planner  or
          consultant need to pre-clear?

          Yes, an Access  person must  pre-clear  because the Access  Person can directly or  indirectly  influence or control the buying or selling of securities in such accounts. All pre-clearance requests, however, must be submitted by the Access Person. In addition,  the Access Person has the responsibility to ensure that:

          A.   The financial  planner or consultant is fully aware of WellsCap's pre-clearance policy.

          B.   Pre-clearance  approval is received from Compliance  prior to the financial planner or consultant executing the trade.

          Exceptions  can be made on a  case-by-case  basis and are  subject  to evaluation and approval by the Chief Compliance Officer.

                                       18

     9.   Why is it  necessary  for Access  Persons to report  WellsCap  managed mutual fund transactions?

          The SEC has adopted a rule that requires  investment advisers to adopt a code of ethics  which  requires  reporting  of  personal  securities transactions  including mutual fund holdings and transactions  managed by the adviser.

     10.  Access persons are not required to submit reports  regarding  accounts over which they have no indirect or direct beneficial  ownership.  How is this defined?

          A beneficial  owner is defined under relevant  securities  laws as any
          person  who,   directly,   or   indirectly,   through  any   contract,
          arrangement, understanding, relationship or otherwise, has or shares a direct or  indirect  pecuniary  interest  in  securities.  A pecuniary interest in securities means the opportunity,  directly or indirectly, to profit or share in any profit  derived from a transaction  in those securities.  A  person  is  presumed  to  have an  indirect  pecuniary interest in securities held by members of a person's  immediate family sharing the same household.

     11.  Why do we need to report personal trading accounts?

          Rule 204A-1 under the  Advisers Act requires  each adviser to uphold a code of ethics that  establishes a standard of business  conduct based on the fundamental  principals of integrity,  honesty and trust.  This code requires that "access persons" periodically report their personal securities  transactions  and all  holdings  to the  chief  compliance officer or other designated persons.

     12.  Who is considered an "Access Person"?

          All WellsCap  associates,  contractor,  temporary  staff, and specific
          Wells Fargo associates are deemed access persons. Rule 204A-1 contains a  presumption  that,  if the firm's  primary  business  is  providing investment  advice,  then all of its associates are considered  access people.

     13.  What securities are deemed "reportable securities"?

          Rule 204A-1 treats all securities as reportable securities,  with five exceptions  designed  to  exclude  securities  that  appear to present little opportunity for improper trading. The five exceptions are:

          6)   Transactions  and  holdings in direct  obligations  of the United
               States Government

          7)   Money   Market   Instruments   -   bankers   acceptances,    bank
               certificates,  commercial paper,  repurchase agreements and other high quality short-term debt instruments

          8)   Shares of Money Market Funds

          9)   Transactions  and  holdings in shares of  non-proprietary  mutual funds or sub-advised funds

          10)  Transactions  of  units  of a unit  investment  trust if the unit investment trust is invested  exclusively in unaffiliated  mutual fund

     14.  What is the definition of security?

          "Security" means any note,  stock,  treasury stock,  bond,  debenture, evidence of indebtedness,  certificate of interest or participation in
          any   profit-sharing    agreement,    collateral-trust    certificate,
          preorganization  certificate  or  subscription,   transferable  share,
          investment contract, voting-trust certificate,  certificate of deposit for a security,  fractional  undivided  interest in oil, gas, or other mineral rights, any put, call,  straddle,  option, or privilege on any security (including a certificate of deposit) or on any group or index of securities  (including  any interest  therein or based on the value thereof),  or any put, call,  straddle,  option,  or privilege entered into on a national  securities  exchange relating to foreign currency, or,  in  general,  any  interest  or  instrument  commonly  known as a
          "security,"  or any  certificate  of  interest  or  participation  in, temporary or interim  certificate  for,  receipt for,  guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

     15.  What securities are prohibited from personal trading?

                                       19

          o    Initial Public Offerings (IPO's)
          o    Private Placements that are issued by clients of WellsCap
          o    Options (other than employee stock options),  Puts, Calls,  Short
               Sales,  Futures  involving  securities  issued  by Wells  Fargo &
               Company

     16.  Do I need  to  report  accounts  held by my  spouse  or  other  family members?

          Yes. Personal securities transaction reports must include all accounts in which you have a beneficial interest in. These accounts include:

          o    All  accounts  held  by  immediate  family  members  in the  same household
          o    Any other account,  including relative or friends, over which you exercise investment discretion
          o    All  accounts  in which you are a owner,  joint  owner,  trustee, co-trustee or attorney-in-fact

     17. Where can I find our Code of Ethics?

          Our Code is posted on Capzone  under the `Risk  Management/Compliance'
          tab.

     Code of Ethics Changes                                                                  Date

 1.  Section III.1  Pre-clearance                                                            4-8-05
     Access Persons must pre-clear  personal  transactions  specified in Section
     III.5 Pre-clearance requests must include # of shares and account number.

 2.  Section III.3  Personal Security Transactions - Equity Fund Managers                    4-8-05
     Prior  approval  is require  from the Chief  Compliance  Officer for common securities sold in personal accounts.

 3.   Section III.5   Pre-Clearance and Reporting Requirements                               4-8-05
     Addition of security type to  pre-clearance  and reporting  table-  private funds managed by WellsCap.

 4.  Section IV.1  Restricted Securities                                                     4-8-05
     S&P500  stocks  subject to same day  blackout  during  execution  of client trades.

 5.  Section 1.2  "Access Persons"                                                           7-1-05
     Access  Persons  listing  will  be  updated  regularly  but  no  less  than quarterly.

 6.  Section III.1  Pre-clearance                                                            7-1-05
     Addition  of  employees  that have access to the  electronic  pre-clearance system, pre-clearance requests should be submitted via such system.

 7.  Section III.2  Trade Reports                                                            7-1-05
     Deletion of the using the Request for Duplicate Confirms form when a broker is unable to send duplicate  copies.  The access person is responsible  for submitting required documentation.

 8.  Section III.4   Post Review                                                             7-1-05
     Front  running  review  on  personal  securities  transactions  for  Access
     Persons.

 9.  Section III.5  Pre-Clearance and Reporting Requirements                                 7-1-05
     Addition of security type "holders" to pre-clearance and reporting table.

 10. Section IV.4  Blackout Periods                                                          7-1-05

                                       20

     The 7-day  blackout  period will also be  applicable  to  WellsCap  managed client accounts in addition to Wellscap managed funds.

 11. Section IV.10  Wells Fargo Mutual Funds                                                 7-1-05
     Access  Persons are  required to hold Wells Fargo mutual funds and Wellscap sub- advised mutual funds for 60 days unless transacting for a loss.

 12. Section III.1 Pre-clearance                                                             9-15-05
     Update e-mail address for pre-clearance  requests not submitted through the electronic pre-clearance system.

 13. Section III.2 Trade Reports                                                             9-15-05
     Update e-mail address and MAC address for submission of required reports.

 14. Section VI Acknowledgment and Certification                                             9-15-05
     Update MAC address for submission of required documents.

 15. Section VII Frequently Asked Questions - Question 1                                     9-15-05
     Update e-mail address and CCO name and contact information.

 16. Section I.3 Beneficial Ownership                                                        2-21-06
     Clarified  the  personal  securities  transaction  reports to  include  all account over which Access  Persons have  beneficial  interest or over which
     Access Persons have direct or indirect control.

 17. Section III.1 Pre-clearance                                                             2-21-06
     Revised the pre-clearance section to provide that:  pre-clearance  requests must be sent via the iTrade system; pre-clearance requests can be submitted via e-mail or phone in limited  circumstances;  all pre-clearance  requests must be submitted by the Access Person; requests may be submitted beginning
     4:00 a.m.  (Pacific)  until an hour  before the close of  market,  however, request  processing  will  begin at 7:00 a.m.  (Pacific);  and  pre-cleared trades  will be  valid  for up to the  amount  of  shares  requested  for a specific account.

 18. Section III.5 Pre-Clearance and Reporting Requirements                                  2-21-06
     Added Exchange Traded Funds (both open-end and unit investment trusts) as a security type that must be reported on a quarterly  basis per SEC no-action letter.

 19. Section III.8 Initial and Annual Holdings Report                                        2-21-06
     Revised  the  section to clarify  that a brokerage  account  includes  401k accounts  and  statement  of  holdings  includes  Wells  Fargo  mutual fund accounts and Wells Fargo sub-advised mutual fund accounts.

 20. Section IV.6 Independent Research                                                       2-21-06
     Deleted this provision as unnecessary and outdated.

 21. Section IV.7 Gifts                                                                      2-21-06
     Included  language  to provide  that  WellsCap  also  maintains  a gift and entertainment guideline.

 22. Miscellaneous                                                                           2-21-06
     Revised  the  Frequently  Asked  Questions  and Code of Ethics  changes  to incorporate corresponding revisions. Also included grammatical/spelling and miscellaneous edits to the Code in general.

 23. Section I.1 Introduction                                                                10-2-06
     Included language to provide for a special  circumstance  exemption request procedure for Access Persons.

 24. Section II.1 Violations of the Code                                                     10-2-06
     Added language stating  violations of the Code are reported to clients upon request.

                                       21

 25. Section II.3 Dismissal and/or Referral to Authorities                                   10-2-06
     Deleted  language  regarding  reporting Code  violations to the Wells Fargo
     Funds Boards of Trustees quarterly as repetitive to Section II.1.

 26. Section III.5 Pre-Clearance and Reporting Requirements                                  10-2-06
     Clarified  that  municipal  bonds  rated A or  higher  does  not need to be pre-cleared.

 27. Section III.7 Acknowledgement of Brokerage Accounts                                     10-2-06
     Modified section and renamed the  Acknowledgement  of Brokerage Accounts to
     Acknowledgement of Reportable Accounts. Included a definition of reportable accounts.

 28. Section III.8 Initial and Annual Holding Report                                         10-2-06
     Modified the time period from "initial employment date" to "start date" for clarity.

 29. Section IV.1 Restricted Securities                                                      10-2-06
     Deleted the word "index" from index program trades for accuracy.

 30. Section IV.3 Blackout Periods                                                           10-2-06
     Clarified that blackout period do not apply to program trades.

 31. Section IV.9 60 Day Holding Period                                                      10-2-06
     Clarified that the 60 day holding period applies  regardless of whether the transaction results in a loss.

 32. Section VI Acknowledgement and Certification                                            10-2-06
     Modified brokerage accounts to reportable accounts to correspond to changes made in Section  III.7.  Also  deleted the form due date and MAC address as unnecessary.

 33. Section VII Frequently Asked Questions (FAQs)                                           10-2-06
     Replaced the term AIMR with the updated  industry term of GIPS for question
     #5.

   34.   Section  I.1 Code of Ethics                                                         2-07-07
     Added that WellsCap's  objective is to take all necessary action to detect, prevent and correct any and all violations of the Code.

 35. Section III.2 Trade Reports                                                             2-07-07
     Clarified that the 30-day  deadline for submitting  Quarterly Trade Reports is a federal  requirement.  Also, added that if there are no activities for the quarter, a Quarterly Trade Report is still required to be submitted.

 36. Section III.8 Initial and Annual Holdings Report                                        2-07-07
     Clarified that the initial and annual  holdings  reports must be current no more than 45 days prior to the individual  becoming an access person or the date the report is submitted.

 37.  Section IV.2 Short-Term Trading (60-Day Trading Rule)                                  2-07-07
     Clarified that short-term  trading in mutual funds/DIFs  managed/subadvised by Wellscap and purchases and sales of options occurring within 60 days are strictly prohibited.

 38. Section IV.4 Insider Trading                                                            2-07-07
     Clarified  WellsCap's  insider  trading policy  regarding the appearance of impropriety and potential  conflicts of interest.  Also provided additional samples of basic terms and  definitions  regarding  insider trading such as material  information  and public  information.  Clarified that the insider trading  policy also applies to an Access  Person's  certain family members and any accounts under direct control.

 39. Section IV.7 Outside Business and Employment Activities                                 2-07-07
     Clarified that outside  business and  employment  activities are prohibited without Compliance approval, contingent upon certain factors.

                                       22

 40. Section I.2 Access Persons                                                              3-19-08
     Modified the definition of Access  Persons to include  specific Wells Fargo associates.

 41. Section I.3 Beneficial Ownership                                                        3-19-08
     Added a managed  account  exemption  whereby  Access  Persons may provide a written attestation  regarding  relinquishment of investment discretion for managed accounts.

 42. Section II.1 Violations of the Code                                                     3-19-08
     Added an evaluation process for cases requiring discretion or that may fall within the substantive or serious offence category.

 43. Section III.5 Pre-Clearance and Reporting Requirement                                   3-19-08
     Added Investment Adviser Act rule reference for reportable securities.

 44. Section IV.8 Political Contributions                                                    3-19-08
     Added  a  Political   Contribution   section  to  clarify  that   political
     contributions   must  be  given  as  an  individual  and  not  a  corporate contribution on behalf of WellsCap.

 45. Section VII Frequently Asked Questions (FAQs)                                           3-19-08
     Added additional frequently asked questions to section.